Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

FISHER-KLOSTERMAN, INC.,

CECO ENVIRONMENTAL CORP.,

THE MEMBERS OF EMTROL LLC LISTED ON EXHIBIT A ATTACHED HERETO

and

ROBERT P. GIURICICH, as the MEMBERS REPRESENTATIVE

Dated as of November 3, 2014

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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LIST OF EXHIBITS

Exhibit A	Members
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Release
Exhibit F	Form of Stockholder Rights Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of this 3rd day of November, 2014 (the “Closing Date”), is by and among Fisher-Klosterman, Inc., a Delaware corporation (the “Buyer”), CECO Environmental Corp., a Delaware corporation (“Parent”), the members of EMTROL LLC, a New York limited liability company, the “Company”), listed on Exhibit A attached hereto (each, a “Member” and collectively, the “Members”) and Robert P. Giuricich (the “Members Representative”).

RECITALS

A. The Members are the record and beneficial owners of all of the issued and outstanding membership interests (the “Units”) of the Company; and

B. The Members desire to sell to the Buyer, and the Buyer desires to purchase from the Members, all of the Units, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreements, the Employment Agreements, the Stockholder Rights Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Members Representative or any of the Members in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 5.27.

“Arbitration Firm” means Ernst & Young, or if such firm is unable or unwilling to act in such capacity, the Arbitration Firm will be such other firm selected by agreement of the Buyer and the Members Representative.

“Bonus Amounts” means bonus amounts that have been or should have been accrued for or are payable to the employees and/or Members of the Company or any of its Subsidiaries as of the Closing Date (and not earned as a result of the transactions contemplated by this Agreement) including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto.

“Business Day” means any day ending at 11:59 p.m. other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 8.1(a).

“Cash” means all cash, all cash equivalents and marketable securities of the Company and its Subsidiaries, as determined based on principles, practices and methodologies consistent with those used to prepare the Financial Statements.

“Claims Notice” has the meaning set forth in Section 8.2(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in the preamble.

“Closing Date Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing Working Capital” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble.

“Company Insured Parties” has the meaning set forth in Section 9.16.

“Contracts” means all contracts, agreements, leases, commitments, instruments, guarantees, bids, orders, proposals and all oral agreements.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include audiovisual works, sound recordings, architectural works and any other original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and moral rights and economic rights of others in any of the foregoing.

“Dispute” has the meaning set forth in Section 9.14.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Downward Adjustment Amount” has the meaning set forth in Section 2.3(d).

“Employee Plan” or collectively, “Employee Plans” has the meaning set forth in Section 5.18(a).

“Employment Agreements” has the meaning set forth in Section 3.1(b).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to the Leased Real Property, with respect to any property previously owned, leased or operated by the Company or its Subsidiaries to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company or its Subsidiaries prior to the Closing Date has been treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” means any federal, state or local Law, common law, policy or guideline relating to the health, safety or protection of the Environment, Releases of Hazardous Materials into the Environment, workplace safety or injury to persons relating to Releases of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Buyer, the Members Representative, and the Escrow Agent, in the form attached hereto as Exhibit B.

“Escrow Amount” means $5,700,000.

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Excluded Representations” has the meaning set forth in Section 8.3(a).

“Expiration Date” has the meaning set forth in Section 8.3(a).

“Export Approvals” means all export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, or other authorizations from and made by any filings with any Governmental Authority required for (i) the export, import, reexport, and transfer of the products, services, software and technologies of the Company or any of its Subsidiaries and (ii) releases of technologies and software to foreign nationals located in the United States and abroad.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Foreign Plan” has the meaning set forth in Section 5.18(u).

“GAAP” means U.S. generally accepted accounting principles, consistently applied, in effect from time to time.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company or its Subsidiaries that are outstanding as of the Closing Date, (C) Cash, book or bank account overdrafts and (D) any and all amounts owed by the Company or its Subsidiaries to any of its Affiliates, including any of the Members.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Initial Purchase Price” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“Investment” means any equity interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 5.17(d).

“IRS” means the Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended.

“Knowledge of the Members” means knowledge of each of Robert Giuricich and Anthony Schmitz.

“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.8(b).

“Liability Claim” has the meaning set forth in Section 8.2(a).

“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, claim, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.

“Litigation Conditions” has the meaning set forth in Section 8.2(b).

“Losses” has the meaning set forth in Section 8.1(a).

“Material Adverse Effect” means any change or effect having a material adverse effect on the properties, assets, liabilities, results of operations, condition (financial or otherwise), employee or customer relations, or prospects of the Company or its Subsidiaries.

“Material Contract” and collectively, “Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Customers” has the meaning set forth in Section 5.21(a).

“Material Suppliers” has the meaning set forth in Section 5.21(b).

“Member” and collectively, “Members” has the meaning set forth in the preamble.

“Members Representative” has the meaning set forth in the preamble.

“Net Working Capital” means the Company’s and its Subsidiaries’ current assets on a consolidated basis, minus the Company’s and its Subsidiaries’ current liabilities on a consolidated basis, in each case, (a) as calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in preparing the Financial Statements and (b) taking into account the categories of exclusions set forth under the column “Exclusions” on Schedule 2.3(a).

“Non-Competition Agreements” has the meaning set forth in Section 3.1(a).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 2.3(b).

“Order” means any order, judgment, injunction, assessment, award, decree, ruling, charge or writ of any Governmental Authority.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of Emtrol LLC, by and among Emtrol Corporation, Anthony Schmitz, Gary Maurer, Robert Giuricich and the Company, dated as of January 1, 2012.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the Closing Date consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property owned (in whole or in part) by the Company and its Subsidiaries.

“Parent” has the meaning set forth in the preamble.

“Parent Stock” has the meaning set forth in Section 2.2(a).

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.

“Permit” means any permit, license, approval, certificate, qualification, waiver, consent or authorization issued by a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date, (b) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in title insurance policies that have been delivered to the Buyer, and (c) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company’s or its Subsidiaries’ property so encumbered and that are not resulting from a breach, default or violation by the Company or its Subsidiaries of any Contract or Law.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.1(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Privilege Period” has the meaning set forth in Section 7.1(a).

“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Real Property” means any and all real property and interests in real property of the Company and its Subsidiaries (together with all buildings, structures, fixtures and improvements thereon), including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company or its Subsidiaries.

“Real Property Leases” has the meaning set forth in Section 5.8(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or its Subsidiaries or any of the Members of which the Company or its Subsidiaries has agreed to pay, or is obligated to pay, relating to the process of selling the Company or its Subsidiaries whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement and unpaid by the Company or its Subsidiaries as of the Closing

Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (c) severance obligations owed by the Company or its Subsidiaries to employees, agents and consultants of and to the Company or its Subsidiaries triggered prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Software” means all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Stockholder Rights Agreements” means those certain stockholder rights agreements, dated as of the Closing Date, by and among Parent and each of the Members, in the form attached hereto as Exhibit F.

“Straddle Period” has the meaning set forth in Section 7.1(a).

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total equity, capital or profit interests or (iii) the total economic interests of such entity, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power, by Contract or otherwise, to appoint, vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar managing body of such entity is held, directly or indirectly, by such Person.

“Target Working Capital” means $900,000.

“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, unclaimed or abandoned property, transfer, franchise, profits, gains, capital, capital stock, production, license, withholding, payroll, employment, unemployment, workers’ compensation, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, determination, assessment, enforcement or the imposition of any Tax.

“Tax Matter” has the meaning set forth in Section 7.4.

“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports), including any supplement or attachment thereto and any amendment thereof.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that might result from such Release.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Internet domain names and uniform resource locators and alphanumeric designations associated therewith and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Units” has the meaning set forth in the Recitals.

“Upward Adjustment Amount” has the meaning set forth in Section 2.3(e).

“Working Capital Statement” has the meaning set forth in Section 2.3(a).

ARTICLE 2: PURCHASE AND SALE

2.1 Purchase and Sale of the Units. Concurrently with the execution and delivery of this Agreement (the “Closing”), the Buyer shall purchase, or cause to be purchased, from the Members, and the Members shall sell, transfer, assign, convey and deliver to the Buyer, the Units, free and clear of any Liens.

2.2 Purchase Price. The Buyer will pay an aggregate purchase price for the Units as follows:

(a) The Parent will issue, within 5 Business Days of the Closing, such number of shares of common stock of Parent (“Parent Stock”) equal to the quotient obtained by dividing (x) 6,000,000 by (y) the 30 trading day average closing price of Parent Stock as reported on NASDAQ immediately preceding the Closing Date, and which Parent Stock shall be subject to the restrictions set forth in the Stockholder Rights Agreements. The Parent will register the Parent Stock in book-entry form with Parent’s transfer agent in the name of each of the Members (allocated in accordance with the Members’ respective ownership of the Company as set forth on Exhibit A); plus

(b) an amount in cash equal to $32,000,000; minus

(i) any and all outstanding Indebtedness of the Company as of the Closing Date;

(ii) any and all Selling Expenses; and

(iii) the Bonus Amounts

(the foregoing computation being hereinafter referred to as the “Initial Purchase Price”) increased or decreased pursuant to Section 2.3(d) or 2.3(e), as applicable (as adjusted, the “Purchase Price”). Concurrently with the execution and delivery of this Agreement, the Buyer shall pay, or cause to be paid, to the Members Representative, for the benefit of the Members, by bank wire transfer of immediately available funds to an account designated in writing by the Members Representative, an amount in cash equal to the Initial Purchase Price less the Escrow Amount (such amount, the “Closing Date Purchase Price”). In no event will the Buyer, the Company or its Subsidiaries have any responsibility or liability for the allocation of the Closing Date Purchase Price among the Members by the Members Representative or the distribution of the Closing Date Purchase Price by the Members Representative to the Members. Immediately prior to the Closing, the Members Representative, on behalf of the Members, shall cause the Cash of the Company to be withdrawn from the Company’s bank accounts.

(c) Concurrently with the execution and delivery of this Agreement, the Buyer shall pay or cause to be paid (A) to the Persons entitled thereto, all of the Indebtedness of the Company and the Subsidiaries to the extent it is to be repaid as determined by the Buyer and to the extent set forth in the certificate referenced in Section 3.1(j), (B) to the Persons entitled thereto, all of the Selling Expenses to the extent set forth in the certificate referenced in Section 3.1(j), and (C) the Escrow Amount into an escrow account pursuant to the terms of the

Escrow Agreement. When due and payable and as reduced by all applicable withholding Taxes, the Buyer shall pay or cause to be paid to the Persons entitled thereto the Bonus Amounts.

(d) Notwithstanding anything to the contrary in this Agreement, any amounts paid to or for the benefit of any Member or other Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or withholding Tax may be paid to the Company, which in turn shall pay the applicable Member or Person such amounts (less applicable employment or withholding Tax which shall be deposited with the appropriate Governmental Authority in accordance with applicable Law).

2.3 Purchase Price Adjustment.

(a) Within 60 days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Members Representative a net working capital statement (the “Working Capital Statement”), setting forth the calculation of the Net Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Working Capital”). The Working Capital Statement must be prepared in accordance with GAAP applied using the principles of preparation set forth on Schedule 2.3(a).

(b) Within 30 days following receipt by the Members Representative of the Working Capital Statement, the Members Representative shall deliver written notice (an “Objection Notice”) to the Buyer of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Working Capital Statement that the Members Representative disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by the Members. If the Members Representative does not deliver an Objection Notice with respect to the Working Capital Statement within such 30-day period, such statement will be final, conclusive and binding on the parties. If the Members Representative delivers a timely Objection Notice, the Buyer and the Members Representative shall negotiate in good faith to resolve such dispute. If the Buyer and the Members Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after the Members Representative delivers an Objection Notice, then the Buyer and the Members Representative, jointly, shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter (and, in any event, within 30 days after the Arbitration Firm’s engagement), the Members Representative shall submit any unresolved elements of its objection to the Arbitration Firm in writing (with a copy to the Buyer), supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Members Representative’s submission of such unresolved elements, the Buyer shall submit its response to the Arbitration Firm (with a copy to the Members Representative) supported by any documents and arguments upon which it relies. As promptly as practicable thereafter (and, in any event, within 15 days following the Buyer’s submission of its response to the Arbitration Firm), the Members Representative shall submit to the Arbitration Firm (with a copy to the Buyer) any documents and arguments upon which the Member Representative seeks to rebut documents or arguments in the Buyer’s response. The Buyer and the Members Representative shall request that the Arbitration Firm render its reasoned, written determination within 15 days following its receipt of the Buyer’s response. The scope of the disputes to be resolved by the Arbitration Firm is limited to the unresolved items on the Objection Notice. In resolving any disputed item, the Arbitration Firm may not assign a value to any item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. The Buyer and the Members Representative shall share equally the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(c) For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes under the Working Capital Statement.

(d) If Closing Working Capital (as finally determined pursuant to Section 2.3(b)) is less than (i) the Target Working Capital minus (ii) $200,000, then the Initial Purchase Price will be adjusted by the amount of such shortfall (the “Downward Adjustment Amount”) and the Members Representative and the Buyer shall deliver a joint written authorization to the Escrow Agent within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(b) authorizing the Escrow Agent to release from the Escrow Amount, an amount in cash equal to the Downward Adjustment Amount.

(e) If Closing Working Capital (as finally determined pursuant to Section 2.3(c)) is greater than (i) the Target Working Capital plus (ii) $200,000, then the Initial Purchase Price will be adjusted by the amount of such excess (the “Upward Adjustment Amount”) and the Buyer shall pay or cause to be paid to the Members Representative, for the benefit of the Members, by bank wire transfer of immediately available funds to an account designated in writing by the Members Representative, an amount in cash equal to the Upward Adjustment Amount within five Business Days from the date on which Closing Working Capital is finally determined pursuant to Section 2.3(b). In no event will the Buyer or the Company have any responsibility or liability for the allocation of the Upward Adjustment Amount among the Members by the Members Representative or the distribution of the Upward Adjustment Amount by the Members Representative to the Members.

2.4 Purchase Price Allocation. The Buyer and the Members agree that the Purchase Price plus other relevant items will be allocated among the assets of the Company and its Subsidiaries in accordance with Section 1060 of the Code (and any similar provision of state, local, or foreign Law, as appropriate) and in accordance with the principles of Schedule 2.4, which allocation shall be binding upon the Buyer and the Members. Following the Closing, the parties shall amend Schedule 2.4 to reflect any adjustments to the consideration paid to the Members. Each of the Buyer and the Members shall timely and properly prepare, execute, file, and deliver all such documents, forms, Tax Returns and other information as the other may reasonably request to aid in the calculation of such allocation. The parties hereto agree to adhere to, and not take any position inconsistent with, Schedule 2.4, as may be amended, before any Governmental Authority or in any Proceeding and for the purposes of any Tax Returns filed by them subsequent to the Closing, unless otherwise required by applicable Law. Each of the parties hereto shall timely file all required returns, forms, or other filings with the IRS in accordance with the applicable requirements of the Code. Each party shall notify the other parties hereto of any inquiry, audit or investigation by any Taxing Authority involving the allocation on Schedule 2.4.

2.5 Legend for Shares of Parent Stock. The Members acknowledge and accept that (a) the shares of Parent Stock received pursuant to Section 2.2(a) have not been registered under the Securities Act or any applicable state or other securities Laws, and will be issued under one or more exemptions from registration under the Securities Act and any applicable state or other securities Laws, and (b) will be “restricted securities” (as that term is defined in Rule 144(a)(3) promulgated under the Securities Act) and may not be resold unless they are registered under the Securities Act and any applicable state and other securities Laws or an exemption from registration is available. Accordingly, the Members acknowledge and accept that the restrictions noted in the records of Parent’s transfer agent and any certificates evidencing the shares of Parent Stock being acquired by the Members hereunder shall, upon issuance, contain legends in substantially the following form (in addition to any other legends required to be placed thereon under applicable state securities Laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDER RIGHTS AGREEMENT.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE FURTHER SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS.

2.6 Release of Escrow Funds. If, as of the date that is twelve (12) months after the Closing Date, none of the Escrow Amount has been released to the Buyer in connection with an Indemnity Claim (as defined in the Escrow Agreement), the Members Representative and the Buyer shall, within five (5) Business Days of such date, deliver a joint written authorization to the Escrow Agent authorizing the Escrow Agent to release from the Escrow Amount, an amount in cash equal to the excess of the amount then held in escrow pursuant to the Escrow Agreement less $2,850,000.

ARTICLE 3: DELIVERIES AND OTHER ACTIONS

3.1 Deliveries by the Members. Concurrently with the execution and delivery of this Agreement, the Members shall deliver, or cause to be delivered, to the Buyer the following items:

(a) copies of the Non-Competition Agreement, in the form attached hereto as Exhibit D, by and between the Buyer and each Person listed on Schedule 3.1(a), duly executed by each such Person (the “Non-Competition Agreements”);

(b) copies of the Employment Agreement, in the form attached hereto as Exhibit C, by and between the Buyer and each Person listed on Schedule 3.1(b), duly executed by each such Person (the “Employment Agreements”);

(c) a copy of the Escrow Agreement, in the form attached hereto as Exhibit B, duly executed by the Members Representative;

(d) if applicable, certificates representing all of the Units accompanied by duly executed membership interest powers and all membership interest transfer tax stamps attached and otherwise sufficient to transfer the Units to Buyer free and clear of all Liens;

(e) a reasonably current long-form good standing certificate (or equivalent document) for the Company issued by the secretary of state of its jurisdiction of formation and in each state in which the Company is qualified to do business as a foreign limited liability company;

(f) a reasonably current long-form good standing certificate (or equivalent document) for each of the Company’s Subsidiaries issued by the secretary of state of its jurisdiction of incorporation/formation and in each state in which such Subsidiary is qualified to do business as a foreign corporation or limited liability company;

(g) a copy of the certificate of formation (or equivalent document) of the Company, certified by the secretary of state of its jurisdiction of formation, and a copy of the operating agreement (or equivalent document) of the Company, certified by an officer of the Company;

(h) a copy of the certificate of incorporation (or equivalent document) of each of the Company’s Subsidiaries, certified by the secretary of state of its jurisdiction of incorporation/formation, and a copy of the bylaws (or equivalent document) of each such Subsidiary, certified by an officer of such Subsidiary;

(i) the original limited liability company record books and membership interest record books of the Company and each of its Subsidiaries;

(j) a certificate of an officer of the Company, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Buyer the aggregate amount of (i) Indebtedness of the Company and its Subsidiaries, (ii) Selling Expenses and (iii) Bonus Amounts, in each case as of the Closing Date;

(k) payoff letters and appropriate termination statements under the Uniform Commercial Code and other instruments as may be requested by the Buyer to extinguish all Indebtedness of the Company and its Subsidiaries and all security interests related thereto to the extent directed by the Buyer or its lenders;

(l) all of the consents listed on Schedule 5.4;

(m) written resignations of each manager and officer of the Company and/or its Subsidiaries listed on Schedule 3.1(m);

(n) releases, in the form attached hereto as Exhibit E, duly executed by each of the Members and each of the directors of the Company;

(o) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Member and in form and substance reasonably satisfactory to Buyer;

(p) estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Leased Real Property, as requested by the Buyer or its lenders, each in a form reasonably acceptable to the Buyer and its lenders;

(q) a copy of the Stockholder Rights Agreement, in the form attached hereto as Exhibit F, duly executed by each of the Members; and

(r) (i) all documents and instruments, duly executed and delivered in form and substance satisfactory to Buyer, amending or terminating (as appropriate) any assumed name or d/b/a filings of the Members to eliminate the right of any of the Members to use the names “Emtrol Corporation”, “Emtrol LLC”, “Emtrol” or any name that, in the reasonable judgment of Buyer, is similar to such name; and (ii) an amendment to the Articles of Incorporation of Emtrol

Corporation, filed with the Secretary of State of the State of Delaware, changing the name of Emtrol Corporation to a name that, in the reasonable judgment of Buyer, is not similar to “Emtrol.”

3.2 Deliveries by the Buyer. Concurrently with the execution and delivery of this Agreement, the Buyer or Parent, as applicable, shall deliver, or cause to be delivered, to the Members Representative the following items:

(a) a copy of the Escrow Agreement, duly executed by the Buyer;

(b) copies of the Employment Agreements, duly executed by the Buyer;

(c) copies of the Non-Competition Agreements, duly executed by the Buyer; and

(d) copies of the Stockholder Rights Agreements, duly executed by Parent.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally represents and warrants to the Buyer as follows:

4.1 Existence and Good Standing. If such Member is an entity, such Member is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

4.2 Validity and Enforceability. Such Member has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform his, her or its obligations under this Agreement and the Ancillary Agreements to which such Member is a party. If applicable, the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which such Member is a party, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Member. This Agreement and each of the Ancillary Agreements to which such Member is a party have been duly executed and delivered by the Member and, assuming due authorization, execution and delivery by the Buyer, represent the legal, valid and binding obligation of such Member enforceable against such Member in accordance with their respective terms.

4.3 Title to Units. Such Member has good and marketable title to the Units and all other equity interests in the Company listed opposite its name on Exhibit A, in each case, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Member’s Units, free and clear of all Liens.

4.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by such Member of his, her or its obligations hereunder or thereunder will (a) violate or conflict with (i) the operating agreement (or equivalent document) of the Company or its Subsidiaries, (ii) in the case of any Member that is not a natural person, the organizational documents of such Member or (iii) any Law or Order applicable to such Member, the Company or its Subsidiaries or by which any of his, her or its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which such Member or the Company or its Subsidiaries is a party or by which any of the assets or the properties of the Member or the Company or its Subsidiaries are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Units owned by such Member or the properties or assets of the Company or its Subsidiaries.

4.5 Litigation. There is no Order and no Proceeding pending or, to the knowledge of such Member, threatened against such Member that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement. There are no Proceedings pending or, to the knowledge of such Member, threatened that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of such Member to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Members jointly and severally represent and warrant to the Buyer as follows:

5.1 Existence and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York and is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in each of the jurisdictions set forth on Schedule 5.1 which are the only jurisdictions in which the Company is required to be so qualified. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction and is duly authorized, qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and in good standing in each of the jurisdictions set forth on Schedule 5.1, which are the only jurisdictions in which the Company’s Subsidiaries are required to be so qualified. The Members have delivered to the Buyer true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company, each as currently in effect and reflecting any and all amendments thereto through the Closing Date. Such organizational documents are in full force and effect and neither the Company nor any of its Subsidiaries are in violation of any provision thereof.

5.2 Power. Each of the Company and its Subsidiaries has the power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

5.3 Capitalization of the Company.

(a) All of the Units have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person. The Units represent the only issued and outstanding membership interests or other equity securities of the Company. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional units or other equity securities. Schedule 5.3(a) sets forth a true and complete statement of the capitalization of the Company. Except as set forth in Schedule 5.3(a), (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company and (ii) there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any unit or other equity interests of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of any other Person. There are no bond, debentures, notes or other indebtedness of the Company having the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which members of the Company may vote. Except as set forth in Schedule 5.3(a), the Company has no direct or indirect Subsidiaries and no Investments.

(b) The Company owns, beneficially and of record, all of the issued and outstanding membership interests and capital stock of all of the Company’s Subsidiaries, which are set forth on Schedule 5.3(b). The membership interests and capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. No shares of capital stock are held by the Company’s Subsidiaries as treasury stock. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any of the Company’s Subsidiaries to issue, directly or indirectly, any additional membership interests, shares of capital stock or other equity securities. Schedule 5.3(b) sets forth a true and complete statement of the capitalization of each of the Company’s Subsidiaries. There are no agreements, commitments or contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any of the Company’s Subsidiaries. There is no obligation, contingent or otherwise, of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, shares of the capital stock or other equity interests of such Subsidiary or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any Guarantee with respect to the obligations of any other Person. There are no bond, debentures, notes or other indebtedness of any of the Company’s Subsidiaries having the right to vote or consent (or convertible into or exchangeable for securities of such Subsidiary having the right to vote or consent) on any matters on which the members or stockholders of such Subsidiary may vote. Except as set forth on Schedule 5.3(b), there are no restrictions on the ability of any of the Company’s Subsidiaries to make distributions of cash to its equityholders.

5.4 Required Filings and Consents. Except as set forth on Schedule 5.4, no Order or Permit of, or declaration or filing with, or notification to, any Person is required in connection with (a) the execution and delivery by any of the Members of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or its Subsidiaries.

5.5 Financial Statements; No Undisclosed Liabilities.

(a) Schedule 5.5(a) sets forth true and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2011, December 31, 2012 and December 31, 2013, and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2014, and the related unaudited consolidated statement of income, Members’ equity and cash flows for the 9-month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements present fairly the financial position, results of operations, members’ equity and cash flows of the Company and its Subsidiaries at the dates and for the time periods indicated and have been prepared in accordance with GAAP. The Interim Financial Statements present fairly, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Company and its Subsidiaries at the date and for the period indicated and have been prepared in accordance with GAAP, consistent with the Financial Statements provided, that the Interim Financial Statements are subject to year-end adjustments consistent with past practice and do not contain all of the footnotes required by GAAP. The Financial Statements and the Interim Financial Statements were derived from the books and records of the Company and its Subsidiaries. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s or its Subsidiaries’ internal controls that adversely affect the ability of the Company or its Subsidiaries to record, process, summarize and report financial information. There has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of the period prior to the Closing Date, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Closing Date, except (i) liabilities reflected or reserved against in the Financial Statements, (ii) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or Environmental liability), or (iii) as otherwise set forth on Schedule 5.5(c).

(d) All accounts and notes receivable of the Company and its Subsidiaries represent sales actually made to non-Affiliates in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company or one of its Subsidiaries, as applicable. There are no disputes with respect to any of the accounts receivable reflected on the balance sheet included in the Interim Financial Statements that have not been reserved for in the Interim Financial Statements. The reserve on the Interim Financial Statements against the accounts receivable for returns and bad debts is adequate and has been calculated in accordance with GAAP and in a manner and amount consistent with past practice. No counter claims, defenses or offsetting claims with respect to the accounts or notes receivable of the Company or any of its Subsidiaries are pending or, to the Knowledge of the Members, threatened. Neither the Company nor any of its Subsidiaries has agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables.

(e) The inventories of the Company and its Subsidiaries are of a quality and quantity useable and saleable in the Ordinary Course of Business and fit for the purpose for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries. None of the Company’s or any of its Subsidiaries’ inventory is held on consignment, or otherwise, by third parties.

5.6 Conduct of Business. Since December 31, 2013, the business and operations of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business and there has not occurred any facts, events, developments or circumstances that constitute, or are reasonably likely to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2013 and except as set forth on Schedule 5.6, neither the Company nor any of its Subsidiaries has:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b) (i) Guaranteed the Indebtedness of any Person, (ii) cancelled any Indebtedness owed to it or (iii) released any claim possessed by it;

(c) (i) made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (ii) settled or compromised any Tax liability; (iii) made, changed or rescinded any Tax election; (iv) surrendered any right in respect of Taxes or (v) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(d) suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets resulting in losses in excess of $100,000 individually or $200,000 in the aggregate;

(e) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan other than as required by Law or an existing contract or (iii) made any commitment or incurred any liability to any labor organization;

(f) sold, assigned, transferred (including transfers to any employees, members or Affiliates), licensed or subjected to any Lien any material tangible or intangible assets or properties, other than sales of inventory in the Ordinary Course of Business;

(g) authorized or made any capital expenditures or commitments therefor in excess of $100,000 individually or $200,000 in the aggregate;

(h) amended its certificate of formation, operating agreement or equivalent organizational documents;

(i) declared or paid any dividends or other distributions with respect to any units, other than cash dividends paid in the ordinary course of business and in compliance with the Operating Agreement;

(j) redeemed or purchased, directly or indirectly, any units or other equity securities;

(k) issued or sold any units or other equity interests or split, combined or subdivided its units or other equity interests;

(l) taken any other action or entered into any other transaction (including any transactions with employees, Members or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;

(m) instituted or settled any Proceeding that involved more than $100,000;

(n) made any write-off or write-down of or made any determination to write-off or write-down any of its assets and properties in excess of $100,000;

(o) made any material change in the general pricing practices or policies or any change in the credit or allowance practices or policies of the Company or any of its Subsidiaries;

(p) engaged in any activity that reasonably could be expected to result in a reduction, temporary or otherwise, in the demand for, or an increase in the returns of the products offered by the Company or any of its Subsidiaries following the Closing, including sales of products on terms or at prices or quantities outside the Ordinary Course of Business;

(q) entered into or amended, modified, terminated (partial or complete) or granted any waiver under or given any consent with respect to any Material Contract;

(r) licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Owned Intellectual Property;

(s) commenced any new line of business or discontinued any existing line of business; or

(t) agreed to do any of the foregoing.

5.7 Taxes. Except as set forth on Schedule 5.7:

(a) All Tax Returns with respect to any Pre-Closing Tax Period by or on behalf of the Company or any of its Subsidiaries, to the extent required to be filed on or before the Closing Date, have been timely filed with the appropriate Taxing Authority in accordance with all applicable Laws.

(b) The Company and its Subsidiaries have timely filed or provided all information returns or reports, including Forms 1099 and W-2 (and foreign, state and local equivalents), that are required to have been filed or provided and have actually reported all information required to be included in such returns or reports.

(c) All Tax Returns with respect to Pre-Closing Tax Periods correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently a beneficiary of any extension of time within which to file any Tax Return.

(d) All Taxes owed by the Company and its Subsidiaries (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority. The Company and its Subsidiaries have paid all assessments and reassessments received in respect of Taxes. Neither the Company nor any Subsidiary has received any refund of Taxes to which it was not entitled.

(e) The Company and its Subsidiaries have withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person.

(f) No Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(g) Neither the Company nor any of its Subsidiaries has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company or its Subsidiaries, except for Tax liabilities (i) reflected in the Financial Statements or (ii) that have arisen after the date of the Financial Statements in the Ordinary Course of Business and in a manner and at a level consistent with prior periods.

(h) Neither the Company nor any of its Subsidiaries has granted, or has had granted on its behalf, any extension or waiver of the statute of limitations period applicable to any Tax Return or within which any Tax may be assessed, reassessed or collected by any Taxing Authority, which period (after giving effect to such extension or waiver) has not yet expired.

(i) There is no Proceeding now pending or, to the Knowledge of the Members, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(j) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(l) Schedule 5.7 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or any of its Subsidiaries.

(m) Neither the Company, any of its Subsidiaries nor any of the Members has received notice of any claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provisions of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any prepaid amount received on or prior to the Closing Date, (v) as a result of the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code (or any similar provisions of state, local or foreign Law), or (vi) as a result of amounts earned on or before the Closing Date pursuant to Section 951 of the Code (or any similar provisions of state, local or foreign Law).

(o) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract.

(p) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had any of its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(q) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(s) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(t) Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority.

(u) Neither the Company nor any of its Subsidiaries has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of IRS Revenue Procedure 2001-28 (or any similar provisions of foreign Law) or any safe harbor lease transaction.

(v) Neither the Company nor any of its Subsidiaries has, nor has ever had, a permanent establishment in any foreign country other than the country in which such Company or Subsidiary is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which such Company or Subsidiary is organized.

(w) Neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

(x) The liability for Taxes of the Company and its Subsidiaries has been assessed by all relevant Governmental Authorities for all periods up to and including December 31, 2013. Neither the Company nor any of its Subsidiaries is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and neither the Company nor any of its Subsidiaries has received any indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. The Members are not aware of any contingent liabilities of the Company or any of its Subsidiaries for Taxes or any grounds for an assessment or reassessment of Taxes including, without limitation, the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(y) The shares or interests of neither the Company nor any of its Subsidiaries are “taxable Canadian property” within the meaning of the ITA. Without limiting the generality of the foregoing, the shares or interests of the Company or any of its Subsidiaries do not derive, and have not at any time within the past 60 months derived, more than fifty percent (50%) of their fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the ITA), (iii) timber resource properties (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

5.8 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries own any Real Property.

(b) Leased Real Property. Schedule 5.8(b) sets forth a true and complete description of all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the Company and its Subsidiaries (collectively, the “Leased Real Property”). The Company or one of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in the Leased Real Property. A true and correct copy of each such lease, license, or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Buyer, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company or any of its Subsidiaries pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full, and (ii) neither the Company nor any of its Subsidiaries has received any notice that it is in default under any Real Property Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder. Except as set forth on Schedule 5.8(b), no Affiliate of the Company, any of its Subsidiaries or the Members is the owner or lessor of any Leased Real Property. The Leased Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of the Company and any of its Subsidiaries as it is currently conducted and as presently proposed to be conducted. Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.

(c) Absence of Violations. Except as set forth on Schedule 5.8(c) the condition and use of the Leased Real Property conforms to each applicable certificate of occupancy and all other permits required to be issued in connection with the Leased Real Property.

(d) Assessments. There is not now pending nor, to the Knowledge of the Members, contemplated any reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company or any of its Subsidiaries under any agreement relating to the Leased Real Property. There are no public improvements in progress or, to the Knowledge of the Members, proposed that will result in special assessments against or otherwise adversely affect any of the Leased Real Property.

(e) No Condemnation. To the Knowledge of the Members, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property. Neither the Company nor any of its Subsidiaries has received any notice of any such proceeding, and to the Knowledge of the Members, no such proceeding is threatened or contemplated.

(f) Condition of Property. There has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company and its Subsidiaries currently conducted at the Leased Real Property. Neither the Company nor any of its Subsidiaries has experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. All utilities servicing the Leased Real Property are publicly provided and maintained. All of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to the Company or any of its Subsidiaries. To the Knowledge of the Members, no fact or condition exists that would result in the termination or impairment of the access of the Leased Real Property to publicly dedicated roadways.

5.9 Personal Property. Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property and assets reflected on the Interim Financial Statements, free and clear of all Liens other than Permitted Liens. The tangible personal property and assets of the Company and its Subsidiaries are free from defects and in good operating condition and repair (subject to normal wear and tear).

5.10 Intellectual Property.

(a) Schedule 5.10 sets forth, with owner, countries, registration and application numbers and dates indicated, as applicable, and in the case of unregistered Trademarks, country of use and date of first use, a complete and correct list of all the following Owned Intellectual Property: (i) Patents, (ii) registered Copyrights and applications therefore; (iii) registered Trademarks, material unregistered Trademarks, and applications for registration of Trademarks; (iv) Software; and (v) Domain Name registrations and applications therefor. All fees associated with maintaining any Owned Intellectual Property required to have been set forth on Schedule 5.10 have been paid in full in a timely manner to the proper Governmental Authority and, except as set forth on Schedule 5.10, no such fees are due within the three-month period after the Closing Date. Except as set forth on Schedule 5.10, all of the Owned Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect.

(b) Except pursuant to a Material Contract set forth on Schedule 5.11 or as otherwise set forth on Schedule 5.10, all of the Intellectual Property used by the Company and/or one or more of its Subsidiaries in the conduct of their business or otherwise in their possession is owned solely by the Company or its Subsidiaries and the Company and its Subsidiaries have the exclusive right to use and possess such Intellectual Property for the life thereof for any purpose. Except pursuant to a Material Contract set forth on Schedule 5.11, neither the Company nor any of its Subsidiaries has licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any of its rights under such Intellectual Property against any Person.

(c) Except as set forth on Schedule 5.10, all former and current consultants or contractors to the Company and its Subsidiaries have executed and delivered valid written instruments that assign to the Company or one of its Subsidiaries all rights to any Intellectual Property developed by them in the course of their performing services for the Company or such Subsidiary. No Person or entity owns or claims any rights in any Owned Intellectual Property.

(d) Each of the Company and its Subsidiaries has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Company and its Subsidiaries to protect the confidentiality and value of such Trade Secrets, and there has not been any breach by any of the foregoing of any such agreement. The Company and its Subsidiaries use reasonable measures to maintain the secrecy of all Trade Secrets of the Company and its Subsidiaries.

(e) The operation of the Company’s and it Subsidiaries’ business as currently conducted has, does and will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Company’s and its Subsidiaries’ business constitute unfair competition or deceptive or unfair trade practice. To the Knowledge of the Members, none of the Owned Intellectual Property is being infringed or otherwise used or available for use by any Person other than the Company and its Subsidiaries, except for use pursuant to a Material Contract listed on Schedule 5.11.

(f) Except as set forth on Schedule 5.10, no Proceeding is pending or, to the Knowledge of the Members, threatened, that relates to Intellectual Property. None of the Owned Intellectual Property is or has been subject to any Order, and neither the Company nor any of its Subsidiaries has been subject to any Order in respect of any other Person’s Intellectual Property.

(g) The Company and its Subsidiaries have complied at all times with all relevant requirements of any applicable data protection Law, Order or industry standard setting organizations. Neither the Company nor any of its Subsidiaries has received any Order or other notification from a Governmental Authority regarding non-compliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal data.

(h) Except for the Internet and those Information Systems set forth on Schedule 5.10, all Information Systems used by the Company or any of its Subsidiaries are owned, controlled and operated by the Company or any of its Subsidiaries, as applicable and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet). All Information Systems used by the Company and its Subsidiaries are sufficient for the conduct of their business as currently conducted. The Company and its Subsidiaries use reasonable means to protect the security and integrity of all Information Systems used by the Company and its Subsidiaries.

5.11 Material Contracts.

(a) Schedule 5.11 sets forth, by reference to the applicable subsection of this Section 5.11, each Contract (and in the case of an oral Contract, the material terms of such Contract) to which the Company or any of its Subsidiaries is a party to or to which any of the assets the Company or any of its Subsidiaries are bound:

(i) governing the borrowing of money or the Guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of the Company or any of its Subsidiaries;

(ii) providing for the employment of any Person;

(iii) containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person;

(iv) concerning the use of or restricting the use of any Owned Intellectual Property or other Intellectual Property;

(v) with any Affiliate, directors, officers, employees or members of the Company or any of its Subsidiaries or Affiliates of any of the Members;

(vi) containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person;

(vii) providing for the future or ongoing purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise or equipment (including computer hardware or software or other property or services) in excess of $50,000;

(viii) granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company or any of its Subsidiaries;

(ix) pertaining to the lease of real or personal property;

(x) providing for any offset, countertrade or barter arrangement;

(xi) containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;

(xii) involving a material distributor, sales representative, broker or advertising arrangement that by its express terms is not terminable by the Company or any of its Subsidiaries at will or by giving notice of 30 days or less, without liability;

(xiii) involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company or any of its Subsidiaries with any other Person;

(xiv) involving management services, consulting services, support services or any other similar services;

(xv) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(xvi) granting a power of attorney to any Person (the Contracts described in clauses (i)-(xvi) are each, a “Material Contract” and collectively, the “Material Contracts”).

(b) The Company has provided to the Buyer true and complete copies of each Material Contract, as amended through the Closing Date. Each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Members, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. Upon the consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence. With respect to the Material Contracts listed on Schedule 5.11 (or required to be listed on Schedule 5.11): (i) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Members, any other party thereto, is in default under or in violation of any Material Contract; (ii) no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation; (iii) neither the Company nor any of its Subsidiaries has released any of its rights under any Material Contract and (iv) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Members, threatened to terminate, cancel or not renew any Material Contract.

5.12 Necessary Property. The Company and its Subsidiaries are the only entities through which the Company’s and its Subsidiaries’ business is conducted, and the assets and properties, tangible and intangible, currently owned, leased or licensed by the Company and its Subsidiaries constitute all of the assets and properties necessary or desirable for the continued conduct of the Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing.

5.13 Insurance.

(a) Schedule 5.13 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies to which the Company or any of its Subsidiaries is a party, named insured or otherwise the beneficiary of coverage, or under which the Company, one of its Subsidiaries, or any director or officer of the Company or one of its Subsidiaries is or has been a party, an insured or otherwise the beneficiary of coverage. With respect to each such policy: (i) the policy is valid and enforceable and in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, has paid all premiums due as of the Closing Date and has otherwise performed all of its obligations under such policy, (iii) there is no breach or default by the Company or any of its Subsidiaries, and no event has occurred that, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the policy and the execution of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration and (iv) no party to the policy has repudiated any provision thereof. No notice of cancellation or termination or non-renewal has been received with respect to any such policy. The insurance maintained by the Company and/or its Subsidiaries is sufficient to comply with all applicable Laws and Contracts to which the Company or its Subsidiaries are a party or by which they are bound.

(b) During the last five years, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company or any of its Subsidiaries has applied for insurance or with which the Company or any of its Subsidiaries has carried insurance. Except as provided in Schedule 5.13, to the Knowledge of the Members, no event relating to the Company or any of its Subsidiaries has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 5.13. To the Knowledge of the Members, no insurance carrier providing insurance to the Company or any of its Subsidiaries is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent. Except as set forth on Schedule 5.13, neither the Company nor any of its Subsidiaries has any self-insured or co-insurance programs.

5.14 Litigation and Orders.

(a) Except as set forth on Schedule 5.14, there are no Proceedings pending or, to the Knowledge of the Members, threatened against, related to or affecting the Company or any of its Subsidiaries or their business, operations or assets. No event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting the Company or any of its Subsidiaries or their business, operations or assets. There are no Proceedings pending or, to the Knowledge of the Members, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Members to perform on a timely basis their obligations under this Agreement or the Ancillary Agreements. Schedule 5.14 lists all Proceedings to which the Company or any of its Subsidiaries was a party during the past five years (whether or not settled). None of the items set forth on Schedule 5.14, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.14, (i) there is no Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject, (ii) none of the Members are subject to any Order that relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, and (iii) no officer, director, agent, consultant or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries have been in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries is or has been subject.

5.15 Compliance with Laws. Each of the Company and its Subsidiaries is now, and has been, in compliance with all applicable Laws and Orders. To the Knowledge of the Members, there is no proposed Law or Order that would be applicable to the Company or any of its Subsidiaries and that would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law, or (b) any actual, alleged, possible or potential obligation or liability of the Company or any of its Subsidiaries.

5.16 Permits. Schedule 5.16 sets forth a true and complete list and description of all Permits held by the Company and its Subsidiaries and used by them in the conduct of their business. Each of the Company and its Subsidiaries is in compliance with the terms of such Permits and there is no pending or, to the Knowledge of the Members, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Except for the Permits set forth on Schedule 5.16, there are no Permits, whether written or oral, necessary or required for the conduct of the business of the Company and its Subsidiaries. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement by the Members or the consummation of the transactions contemplated hereby.

5.17 Labor Matters.

(a) Union and Employee Contracts. (i) Except as disclosed on Schedule 5.17, neither the Company nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement, independent contractor agreement, consultation agreement or other similar type of contract, (ii) neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining representative, (iii) no union or collective bargaining representative has been certified as representing the employees of the Company or any of its Subsidiaries and (iv) no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage or any other labor difficulty during the past five years and, to the Knowledge of the Members, there are no facts or circumstances that may lead to any such labor dispute.

(b) List of Employees, Etc. Schedule 5.17 sets forth a list of all current employees, independent contractors and sales representatives of the Company and its Subsidiaries, their respective positions, locations, exempt or non-exempt status, and the rates of all regular and special compensation and commissions payable to each such Person in any and all capacities and any regular or special compensation or commissions that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation. Except as set forth on Schedule 5.17, the employees of the Company and its Subsidiaries are “at will” and neither the Company nor any of its Subsidiaries employs any employee, independent contractor or sales representative who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice and without further liability to the Company or any of its Subsidiaries, as applicable. To the Knowledge of the Members, no employee, independent contractor or sales representative of the Company or any of its Subsidiaries intends to terminate his or her employment relationship with the Company or any of its Subsidiaries, as applicable.

(c) WARN Act. With respect to the employees of the Company and its Subsidiaries, during the last 12 months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment & Retraining Notification Act of 1988, as amended, or any similar Law.

(d) IRCA. To the Knowledge of the Members, all current employees of the Company and its Subsidiaries who work in the United States are, and all former employees of the Company and its Subsidiaries who worked in the United States whose employment terminated, voluntarily or involuntarily, within the three years prior to the Closing Date, were legally authorized to work in the United States. The Company and its Subsidiaries have completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the Closing Date. Further, at all times prior to the Closing Date, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits. The Company and its Subsidiaries are not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistently with past practice). There are no pending claims against the Company or any of its Subsidiaries under any workers’ compensation plan or policy or for long-term disability.

(f) Former Employment Arrangements. To the Knowledge of the Members, no current employee or current officer or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer, director or manager of the Company or any of its Subsidiaries or (ii) the ability of the Company or any of its Subsidiaries to conduct its business as it is currently conducted and proposed to be conducted. To the Knowledge of the Members, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non competition agreement or restrictive covenant to a former employer.

(g) Manuals, Handbooks, Policies, etc. True and complete copies have been made available to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or any of its Subsidiaries.

(h) Compliance and Investigations. Neither the Company nor any of its Subsidiaries, including their respective officers, has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Members, no such investigation is in progress.

(i) Effect of Execution and Delivery. Except as set forth on Schedule 5.17(i), none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person.

5.18 Employee Benefit Plans.

(a) Schedule 5.18 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, equity option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other employee benefit plans, contracts, programs, funds or arrangements and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, members, consultants, or independent contractors of the Company or any member of the Controlled Group that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions or has any liability (all of the above being individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). No Employee Plan is maintained outside of the United States.

(b) True and complete copies of the following materials have been delivered to the Buyer: (i) plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) the most recent determination letters from the IRS with respect to any of the Employee Plans; (iii) summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans; (iv) trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan; and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Buyer.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under an Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) No amount that could be received (whether in Cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Neither the Company nor any member of the Controlled Group has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) There is no pending or, to the Knowledge of the Members, threatened Proceeding of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(j) No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any qualified Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(k) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any current or former officer, employee, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries other than the Employee Plans, or to make any amendments to any of the Employee Plans.

(m) Each of the Company and its Subsidiaries has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(n) All contributions required to be paid with respect to workers’ compensation arrangements of the Company and its Subsidiaries have been made or accrued as a liability in the Financial Statements.

(o) Each Employee Plan and any other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A of the Code is in documentary compliance with and has been operated in compliance with Section 409A of the Code, and no individual has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.

5.19 Environmental.

(a) To the Knowledge of the Members, there are no underground tanks and related pipes, pumps or other facilities regardless of their use or purpose whether active or abandoned at the Leased Real Property.

(b) To the Knowledge of the Members, there is no asbestos nor any asbestos-containing materials used in, applied to or in any way incorporated in any building, structure or other form of improvement on the Leased Real Property. Neither the Company nor any of its Subsidiaries sells or has sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) Each of the Company and its Subsidiaries is presently and for the past five years has been, in compliance with all Environmental Laws applicable to the Leased Real Property, formerly owned, leased or operated locations of the business, or to the Company’s and its Subsidiaries’ business operations, and there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Materials at or upon the Leased Real Property or formerly owned, leased or operating property, except in compliance with all applicable Environmental Laws; there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of the Leased Real Property that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law; and there has been no Release or Threat of Release of any Hazardous Material at or in the vicinity of property formerly owned or leased by the Company or any of its Subsidiaries that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or any of its Subsidiaries pursuant to any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to the Leased Real Property or formerly owned, leased or operated property or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Condition; or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) (i) There currently are effective all Permits required under any Environmental Law that are necessary for the Company’s and its Subsidiaries’ activities and operations at the Leased Real Property and for any past or ongoing alterations or improvements at the Leased Real Property; (ii) any applications for renewal of such Permits have been submitted on a timely basis; and (iii) such Permits can be transferred without changes to their terms or conditions.

(g) Neither the Company nor any of its Subsidiaries has assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

(h) To the Knowledge of the Members, the Company and its Subsidiaries the Leased Real Property and the business will not require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.

(i) The distribution, sale, lease and use of the Company’s and its Subsidiaries’ products does not subject the Company or any of its Subsidiaries to liability under any Environmental Laws.

(j) The Company has delivered, or caused to be delivered, to the Buyer copies of all documents, records and information in its possession or control concerning Environmental Conditions, including previously conducted environmental audits and documents regarding any Release or disposal of Hazardous Materials at, upon or from the Leased Real Property or formerly owned or leased property, spill control plans and environmental agency reports and correspondence.

5.20 Product Liability and Warranty.

(a) Each product manufactured, sold or otherwise delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability (and there is no basis for any present or future Proceeding against the Company or any of its Subsidiaries) for replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the Interim Financial Statements. There have been no product recalls by the Company or any of its Subsidiaries. No product manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 5.20.

(b) Neither the Company nor any of its Subsidiaries has any liability and there is no basis for any present or future Proceeding against the Company or any of its Subsidiaries giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Company or any of its Subsidiaries.

5.21 Customers and Suppliers.

(a) Schedule 5.21(a) sets forth the top ten customers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of sales to such customers) for each of the years ended December 31, 2012 and December 31, 2013 and for the 9-month period ended September 30, 2014 (the “Material Customers”). Except as set forth on Schedule 5.21(a), (i) all Material Customers continue to be customers of the Company or any of its Subsidiaries and none of such Material Customers has reduced materially its business with the Company or any of its Subsidiaries from the levels achieved during the year ended December 31, 2013, and, to the Knowledge of the Members, no such reduction will occur; (ii) no Material Customer has terminated its relationship with the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice that any Material Customer intends to do so; (iii) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any Material Customer; and (iv) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect.

(b) Schedule 5.21(b) sets forth the top ten suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2012 and December 31, 2013, and for the 9-month period ended September 30, 2014

(“Material Suppliers”). Except as set forth on Schedule 5.21(b), (i) all Material Suppliers continue to be suppliers of the Company or its Subsidiaries and none of such Material Suppliers has reduced materially its business with the Company or any of its Subsidiaries from the levels achieved during the year ended December 31, 2013, and, to the Knowledge of the Members, no such reduction will occur; (ii) no Material Supplier has terminated its relationship with the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice that any Material Supplier intends to do so; (iii) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any Material Supplier; and (iv) neither the Company nor any of its Subsidiaries is involved in any claim, dispute or controversy with any of its other suppliers that, individually or in the aggregate, could reasonably be anticipated to have a Material Adverse Effect. No supplier to the Company or any of its Subsidiaries represents a sole source of supply for goods and services used in the conduct of the Company’s or any of its Subsidiaries’ business.

5.22 Related Party Transactions. Except as set forth on Schedule 5.22, none of the Company, any of its Subsidiaries, the Members or any of their respective Affiliates, nor any current or former director, officer or employee of the Company or any of its Subsidiaries: (a) has or during the last five fiscal years has had any direct or indirect interest (i) in, or is or during the last five fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or any of its Subsidiaries or (ii) in any material property, asset or right that is owned or used by the Company or any of its Subsidiaries in the conduct of its business or (b) is, or during the last five fiscal years has been, a party to any agreement or transaction with the Company or any of its Subsidiaries. Except as set forth in Schedule 5.22, there is no outstanding Indebtedness to the Company or any of its Subsidiaries of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or any Member or any of their Affiliates.

5.23 Certain Payments. None of the Company, any of its Subsidiaries or any Member nor, to the Knowledge of the Members, any director, officer, employee or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or anything of value with corrupt intent to any Person, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded or has been recorded in a false or misleading manner in the books and records of the Company and its Subsidiaries.

5.24 Indebtedness, Selling Expenses and Bonus Amounts. Schedule 5.24 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such amount is owed) of all (a) Indebtedness outstanding with respect to the Company and its Subsidiaries, (b) Selling Expenses and (c) Bonus Amounts.

5.25 Bank Accounts. Schedule 5.25 sets forth a true and complete list of (a) the name and address of each bank with which the Company or any of its Subsidiaries has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of the Company or any of its Subsidiaries.

5.26 Books and Records. All books, records and accounts of the Company and its Subsidiaries are accurate and complete and are maintained in accordance with good business practice and all applicable Laws. The minute books and equity interest record books of the Company and its Subsidiaries previously delivered to the Buyer are true, correct and complete and accurately reflect all corporate actions taken by the Company and its Subsidiaries.

5.27 Compliance with Foreign Corrupt Practices Act. Each of the Members, the Company and the Company’s Subsidiaries is aware of and familiar with the provisions of the U.S. Foreign Corrupt Practices Act, as amended, and its purposes, and any other anti-corruption law applicable in a jurisdiction in which each of them or any party hereto may have conducted business (hereinafter “Applicable Anti-Corruption Laws”), and has not, directly or indirectly, violated any Applicable Anti-Corruption Law. Without limiting the generality of the foregoing, neither the Company or its Subsidiaries, nor, to the Knowledge of the Members, any of their officers, directors or employees has made or will make, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of any government official under circumstances in which any of them knows or has reason to know that all or any portion of such money or thing of value has been or will be offered, given or promised, directly or indirectly, to any government official, for the purpose of inducing the government official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a government or instrumentality thereof in order to affect any act or decision of such government or instrumentality or to assist either party in obtaining or retaining the business of the Company or its Subsidiaries. To the Knowledge of the Members, there has been no governmental inquiry or investigation or actual or threatened lawsuit by any person, or any internal investigation, relating to any possible violation of Applicable Anti-Corruption Laws by the Company or its Subsidiaries, or any of their directors, officers, employees or agents.

5.28 Export Control Laws.

(a) The Company and its Subsidiaries do not do business, directly or indirectly, with any jurisdiction under an embargo by the United States, including Iran, Syria, Cuba, Sudan, and North Korea.

(b) The Company and its Subsidiaries have not done business or provided any services to any Person listed on any of the relevant U.S. Government List of Prohibited Persons, including the Department of Treasury’s List of Specially Designated Nationals and the Commerce Department’s List of Denied Persons and Entity List.

(c) No Export Approvals for the transfer of export licenses to Buyer are required.

5.29 Disclosure. Neither the Members nor the Company or any of its Subsidiaries has withheld from the Buyer any material facts relating to the condition (financial or otherwise), business, assets, properties, liabilities, results of operations, employee or customer relations or prospects of the Company’s or any of its Subsidiaries’ business. No representation or warranty made by the Members in this Agreement (including the exhibits and schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereunder or thereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

5.30 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company, any of its Subsidiaries or the Members in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Company, any of its Subsidiaries or the Members.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF

THE BUYER AND THE PARENT

The Buyer and the Parent, jointly and severally, hereby represent and warrant to each of the Members as follows:

6.1 Existence and Good Standing. Each of the Buyer and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

6.2 Power. Each of the Buyer and the Parent has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3 Validity and Enforceability. This Agreement and each of the Ancillary Agreements have been duly authorized, executed and delivered by the Buyer and the Parent and, assuming due authorization, execution and delivery by each of the Members, represent the legal, valid and binding obligation of the Buyer and the Parent, enforceable against the Buyer and the Parent in accordance with their respective terms.

6.4 No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Buyer or the Parent of its respective obligations hereunder or thereunder, will violate or conflict with the Buyer’s or the Parent’s certificate of incorporation or bylaws (or equivalent documents) or any Law or Order applicable to Buyer or Parent.

6.5 Consents. No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements or the consummation by the Buyer or the Parent of the transactions contemplated hereby or thereby.

6.6 Investment Intention. The Buyer is acquiring the Units for its own account, for investment purposes only and not with a view to the distribution of such Units. The Buyer understands that the Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.7 Brokers. Other than Smart, Devine & Company, LLC, no Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer or the Parent in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer or the Parent.

6.8 Authorization and Issuance of Parent Stock. The shares of Parent Stock, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Board of Directors of the Parent has authorized the issuance of the Parent Stock pursuant to this Agreement.

6.9 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer or the Parent, threatened that question the legality, validity or enforceability of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or that could, individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer or the Parent to perform on a timely basis their respective obligations under this Agreement or the Ancillary Agreements.

ARTICLE 7: TAX MATTERS

7.1 Straddle Period.

(a) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company or any of its Subsidiaries that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the end of the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.1(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(b) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries that are due with respect to any Straddle Period or Pre-Closing Tax Period other than Tax Returns for which the due date (with applicable extensions) falls on or before the Closing Date. The Members shall pay or cause to be paid all Taxes shown as due and owing on such Tax Returns (in the case of a Tax Return for a Straddle Period, Taxes attributable to the Pre-Closing Straddle Period) within five days of the Buyer’s request thereof.

7.2 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Buyer or the Company or any of its Subsidiaries in connection with this Agreement and the Ancillary Agreements (“Transfer Taxes”) will be borne and paid by the Members when due, and the Members, at their own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

7.3 Cooperation; Audits. In connection with the preparation of Tax Returns, audits, examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, the Buyer and the Company, on the one hand, and the Members, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Members shall deliver within five days of Buyer’s request therefore any information required to be reported by the Buyer or the Company pursuant to Section 6043A of the Code.

7.4 Certain Controversies. This Section 7.4 and not Section 8.2 shall control any inquiry, assessment, Proceeding or other similar event relating to any Pre-Closing Tax Period or Straddle Period of the Company and its Subsidiaries (a “Tax Matter”). The Buyer has the right to represent the interests of the Company or any of its Subsidiaries before the relevant Governmental Authority with respect to any Tax Matter and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If the Members would be required to indemnify the Buyer, the Company or any of their Affiliates pursuant to Section 8.1 of this Agreement with respect to such Tax Matter then: (A) the members have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at their own expense, separate from counsel employed by the Buyer, and (B) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Members without the prior written consent of the Members, which consent shall not be unreasonably conditioned, withheld or delayed.

7.5 Tax Sharing Agreements. All Tax sharing or allocation agreements, arrangements or similar Contracts with respect to or involving the Company or any of its Subsidiaries will be terminated as of the Closing Date and, after the Closing Date, the Company or any of its Subsidiaries will not be bound thereby or have any liability thereunder.

ARTICLE 8: REMEDIES

8.1 General Indemnification Obligation.

(a) (i) The Members shall jointly and severally indemnify and hold harmless the Buyer and its officers, directors, employees, agents, stockholders and Affiliates (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, loss of Tax benefits, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively “Losses”) based upon, arising out of or otherwise in respect of (A) any inaccuracies in or any breach of any representation or warranty of any of the Members contained in this Agreement (other than in Article 4 hereof) (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement (determined in each case without regard to any qualification with respect to materiality, material adverse effect or other similar qualification), (B) any Indebtedness, Selling Expenses or Bonus Amounts not fully paid on the Closing Date or not included in the computation of the Purchase Price and (C) (1) all Taxes (or the nonpayment thereof) of the Company and its Subsidiaries for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (2) all Taxes of any member of an affiliated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (3) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law for any Pre-Closing Tax Period or Pre-Closing Straddle Period.

(ii) Each Member shall be solely responsible for and indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses based upon, arising out of or otherwise in respect of: (A) any breach of any representation or warranty of such Member (and not of any other Member) contained in Article 4 of this Agreement (including the Schedules and Exhibits attached hereto) (determined in each case without regard to any qualification with respect to materiality, material adverse effect or other similar qualification), and (B) any breach of the covenants or agreements of such Member (and not of any other Member) contained in this Agreement (including the Schedules and Exhibits attached hereto).

(iii) The Buyer’s right to indemnification under this Section 8.1(a) is not adversely affected by whether or not the possibility of any Loss was disclosed to the Members on or prior to the date of this Agreement or whether or not the Members could have reasonably foreseen the possibility of the Buyer Indemnitees incurring such Loss. The representations and warranties of the Members shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of the Buyer’s representatives) or by reason of the fact that the Buyer or any of its representatives knew or should have known that any such representation or warranty is or might be inaccurate.

(b) The Buyer shall indemnify and hold harmless the Members from and against any and all Losses based upon, arising out of or otherwise in respect of any inaccuracies in or any breach of any representation, warranty, covenant or agreement of the Buyer or the Parent contained in this Agreement (including any Schedule or Exhibit attached hereto) or any Ancillary Agreement (determined in each case without regard to any qualification with respect to materiality, material adverse effect or other similar qualification).

8.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after the Members, on the one hand, or a Buyer Indemnitee, on the other hand, becomes aware of any direct or third-party claim that such party has under Section 8.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount

(estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 15 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim relating to a third-party claim in respect of which indemnity may be sought under this Article 8, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages, excepting injunctive relief that is ancillary to the Liability Claim; (iv) the Liability Claim does not include criminal charges and (v) Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Liability Claim (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 8.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 8.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim, the defense of which has not been assumed by the Indemnifying Party.

8.3 Survivability; Limitations.

(a) The representations and warranties of the Members, the Buyer and the Parent contained in this Agreement will survive for a period ending on the second anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 5.7 (Taxes) will be the expiration of the applicable statute of limitations, as extended, plus a period of 90 days; (ii) there will be no Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.3 (Title to Units), 4.1 (Existence and Good Standing), 4.2 (Validity and Enforceability), 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Capitalization), 5.4 (Required Filings and Consents) or 5.29 (Brokers), 6.1 (Existence and Good Standing), 6.2 (Power), 6.7 (Brokers) (the “Excluded Representations”); (iii) the Expiration Date for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties set forth in Section 5.19 (Environmental) will be the fifth anniversary of the Closing Date; and (iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 8.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved; provided that is such case, the party seeking indemnification pursuant to such Claims Notice shall have instituted an action, suit or proceeding with 6 months of the date such Claims Notice is given. All of the covenants and agreements of the Members and the Buyer contained in this Agreement will survive after the Closing Date in accordance with their terms.

(b) Notwithstanding anything to the contrary contained in this Article 8, the Members will not have any liability pursuant to Sections 8.1(a)(i)(A) or 8.1(a)(ii)(A) (other than the Excluded Representations and the Tax representations contained in Section 5.7, for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Buyer exceeds $100,000, in which case the Members will be jointly and severally liable for all Losses in excess of such amount.

(c) Notwithstanding anything to the contrary contained in this Article 8, the Members will have no liability pursuant to Sections 8.1(a)(i)(A) or 8.1(a)(ii)(A) (other than the Excluded Representations and the tax representations contained in Section 5.7, for which the following limitation will not apply) in excess of $7,600,000. The Members will have no liability with respect to the Excluded Representations and the tax representations in excess of the Purchase Price (less any portion of the Escrow Amount released to the Buyer).

(d) The Members will be jointly and severally liable or solely liable, as applicable, for all indemnification obligations to the Buyer Indemnitees pursuant to this Agreement, subject to the limitations contained herein.

(e) Notwithstanding anything to the contrary in this Agreement, the Members do not have any individual right to assert any Liability Claim under this Article 8, and any and all Liability Claims on behalf of the Members may be brought only by the Members Representative.

(f) Notwithstanding anything to the contrary contained in this Agreement, no Member shall make any claim for indemnification pursuant to this Agreement or the constituent documents of the Company or its Subsidiaries with respect to any claim brought by any Buyer Indemnitee against any Member or relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(g) No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Losses.

(h) Absent fraud, and except for (x) matters arising under Section 9.15 and (y) claims under Section 2.03, the indemnification provisions of this Article 8 shall be the sole remedy that any party hereto may have.

8.4 Contribution and Waiver. From and after the Closing, no Member shall seek indemnification or contribution from the Company (including by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity) for any breaches or in respect of any other payments required to be made by the Members pursuant to this Agreement or the Ancillary Agreements.

8.5 Members Representative. Each Member hereby irrevocably appoints the Members Representative as agent and attorney-in-fact for each such Member, for and on behalf of each such Member, with full power and authority to represent each Member and such Member’s successors and assigns with respect to all matters arising under this Agreement and the Ancillary Agreements, with the exception of the Non-Competition Agreements and the Employment Agreements to which the Members Representative is not a party, and all actions taken by the Members Representative under this Agreement or such Ancillary Agreements will be binding upon each such Member and such Member’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Members Representative has full power and authority, on behalf of each Member and such Member’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Liability Claim under this Agreement or such Ancillary Agreements, to negotiate and compromise any dispute that may arise under this Agreement or such Ancillary Agreements and to sign any releases or other documents with respect to any such dispute. A Member will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Members

Representative signs on behalf of such Member. All decisions, actions and instructions by the Members Representative, including the defense or settlement of any claims for which Members may be required to indemnify the Buyer Indemnitees pursuant to this Article 8 hereof, will be conclusive and binding on each Member and no Member has the right to object, dissent, protest or otherwise contest the same. The Members jointly and severally shall pay and indemnify and hold harmless the Buyer Indemnitees from and against any Losses that they may suffer or sustain as the result of any claim by any Person that an action taken by the Members Representative on behalf of the Members is not binding on, or enforceable against, the Members. Buyer has the right to rely conclusively on the instructions and decisions of the Members Representative as to the settlement of any claims for indemnification by Buyer pursuant to this Article 8 hereof, or any other actions required to be taken by the Members Representative hereunder, and no party hereunder will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Members Representative. The appointment of the Members Representative is an agency coupled with an interest and is irrevocable and any action taken by the Members Representative pursuant to the authority granted in this Section 8.5 is effective and absolutely binding on each Member notwithstanding any contrary action of or direction from such Member. The death or incapacity, or dissolution or other termination of existence, of any Member does not terminate the authority and agency of the Members Representative (or successor thereto). The provisions of this Section 8.5 are binding upon the executors, heirs, legal representatives and successors of each Member, and any references in this Agreement to a Member or the Members means and includes the successors to the Members’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE 9: MISCELLANEOUS

9.1 Further Assurances. From and after the Closing Date, at the request of the Buyer, the Members shall execute and deliver or cause to be executed and delivered to the Buyer such other agreements or instruments, in addition to those required by this Agreement, as the Buyer may reasonably request, in order to implement the transactions contemplated by this Agreement.

9.2 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records, the Members and the Buyer agree that each of them shall (and shall cause the Company and its Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by the Members against the Buyer or vice versa) or governmental investigations of the Members, the Company, any of its Subsidiaries or the Buyer or any of their Affiliates or in order to enable the Members or the Buyer to comply with their respective obligations under this Agreement and the Ancillary Agreements. If the Members or the Buyer wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other and such other party will have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records within 180 days after the date of such notice.

9.3 Publicity. Neither the Buyer nor the Members shall, and the Members shall cause the Company and its Subsidiaries not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Buyer or its Affiliates lists securities; provided that, the Buyer may issue a “tombstone” or similar advertisement without obtaining such prior consent, subject, in such case, to the Buyer providing the Member Representative with a reasonable opportunity to comment on any such advertisement before it is issued.

9.4 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

9.5 No Assignment. The rights and obligations of the Buyer under this Agreement may not be assigned without the prior written consent of the Members Representative. Notwithstanding the previous sentence, the Buyer may without the consent of the Members Representative, (a) assign its rights (but not its obligations) under this Agreement to any lender of the Buyer or (b) assign its rights and obligations to any Affiliate of the Buyer or any purchaser of substantially all of the assets or business of the Company and its Subsidiaries. The rights and obligations of the Members Representative or any Member under this Agreement may not be assigned without the prior written consent of the Buyer.

9.6 Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

9.7 Integration, Modification and Waiver. This Agreement, together with the exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Members Representative; provided, however, that no amendment may be made that is prohibited by Law without the approval of the affected parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference in this Agreement to “$” or “dollars” shall mean U.S. dollars. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.

9.9 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

9.10 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) if delivered via electronic mail at the email address specified in this Section 9.10 or facsimile (with a confirmation report that the transmission was successful) at the facsimile telephone number specified in this Section 9.10, (i) when delivered prior to 5:00 p.m. (Cincinnati time) on a Business Day or, (ii) if delivered after 5:00 p.m. (Cincinnati time) or on a day that is not a Business Day, one Business Day after delivery, (c) one Business Day after having been dispatched by a nationally recognized overnight courier service or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or facsimile number specified below:

If to the Members Representative, on behalf of the Members:

Mr. Robert P. Giuricich

5 Durham Drive

Dix Hills, NY 11746

Facsimile No.: (631) 499-2861

E-mail: shredrpg2@gmail.com

with a copy to:

Warshaw Burstein, LLP

555 Fifth Avenue, 11th Floor

New York, NY 10017

Attention: Marshall N. Lester, Esq.

Facsimile No.: (212) 972-9150

E-mail: mlester@wbcsk.com

If to the Buyer:

CECO Environmental Corp.

4625 Red Bank Road, Suite 200

Cincinnati, OH 45227

Attention: Edward Prajzner

Facsimile No.: (513) 458-2644

E-mail: eprajzner@cecoenivro.com

with a copy to

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: James P. Dougherty

Facsimile No.: (216) 579-0212

E-mail: jpdougherty@jonesday.com

Any party may change its address or facsimile number for the purposes of this Section 9.10 by giving notice as provided in this Agreement.

9.11 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware without regard to principles of conflicts of Law.

9.12 Counterparts. This Agreement may be executed in two or more counterparts, and counterparts may be exchanged by electronic submission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.13 Consent to Jurisdiction and Service of Process. Except for the matters to be decided by the Arbitration Firm pursuant to Section 2.3(c), the parties hereto hereby submit to the jurisdiction of the courts of Delaware or the courts of the United States located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Ancillary Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Buyer or the Members Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 9.10 hereof.

9.14 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (EXCEPT WITH RESPECT TO CLAIMS UNDER SECTION 2.03 WHICH SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 2.03(c)). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15 Specific Performance. The Members Representative and the Members acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Buyer and that the Buyer will not have an adequate remedy at law. Therefore, the obligations of the Members Representative and the Members under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FISHER-KLOSTERMAN, INC.

By:	/s/ Jeffrey Lang
Name: Jeffrey Lang Title: Chief Executive Officer

CECO ENVIRONMENTAL CORP.

By:	/s/ Edward J. Prajzner
Name: Edward J. Prajzner Title: Chief Financial Officer

EMTROL CORPORATION

By:	/s/ Robert P. Giuricich
Name: Robert P. Giuricich Title: Managing Member

/s/ Robert P. Giuricich
ROBERT P. GIURICICH

/s/ Anthony H. Schmitz
ANTHONY H. SCHMITZ

/s/ Gary Maurer
GARY MAURER

The undersigned hereby agrees to serve as the Members Representative in connection with the Membership Interest Purchase Agreement by and among Fisher-Klosterman, INC., CECO Environmental Corp. and the Members of EMTROL LLC listed on Exhibit A attached thereto, dated as of November 3, 2014, and hereby agrees to act and perform its obligations thereunder.

/s/ Robert P. Giuricich
ROBERT P. GIURICICH

EXHIBIT A

LIST OF MEMBERS

MEMBER	OWNERSHIP INTEREST	CLASSES OF UNITS OWNED
Emtrol Corporation	62.5%	Class A
Robert P. Giuricich	21.9%	Classes B, C and D
Anthony H. Schmitz	12.9%	Classes B and C
Gary Maurer	2.7%	Class D

EXHIBIT B

FORM OF ESCROW AGREEMENT

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

EXHIBIT D

FORM OF NON-COMPETITION AGREEMENT

EXHIBIT E

FORM OF RELEASE

EXHIBIT F

FORM OF STOCKHOLDER RIGHTS AGREEMENT